Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-227097 on Form N-1A of our report dated January 4, 2019, relating to the statement of assets and liabilities of the Pacific Global ETF Trust comprising the Pacific Global US Equity Income ETF appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent registered public accounting firm” in the Statement of Additional Information, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

February 5, 2019